Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Los Angeles SMSA Limited Partnership dated February 28, 2014, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 1, 2014